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EXHIBIT 99.4

New Directors and Management Team Elected for NetSol International, Inc.

06-11-01 09:54 AM EST | CALABASAS, Calif.--(BUSINESS WIRE)--NetSol International, Inc. (Nasdaq: NTWK)(www.netsol-intl.com) today announces that its board of directors has been expanded and seven new directors have been elected. The new directors are Jonathan D. Iseson, principal of Blue Water Partners, L.L.C.; Gregory J. Martin, former vice president of Emerge Corporation; Peter R. Sollenne, President and CEO of Techna Global Solutions, Inc.; Timothy J. Moynagh, Sr., Business & Solutions Development Manager for Inktomi Corporation; Eddy Raymond Maria Verresen, founder of BSH-Belgische Struisvogelhouderij; Shelly Singhal, an investment banker with Softbank Investments International Strategic Limited; and Donald Danks, CEO of Gateway, Inc.(OTCBB:NGWY).

In addition, Cary Burch, already a director of NetSol International, Inc. and executive of The First American Corporation (NYSE: FAF), has been appointed Chairman of the Board and interim Chief Executive Officer of NetSol International, Inc.; Mr. Sollenne has been appointed President and Chief Operating Officer; Mr. Martin has been appointed Vice-President and Secretary; and W. Robert Morrow, Esq., former General Counsel of Kaynar Technologies, Inc., has been appointed as General Counsel.

The new directors were proposed by NetSol Shareholders Group LLC in its Definitive Proxy Statement filed with the SEC (www.sec.gov) on June 7, 2001, and elected by written consent of stockholders holding more than a majority of the voting power. The new officers were appointed today by the newly constituted board of directors.

FORWARD-LOOKING STATEMENTS

This press release contains predictions, estimates and other forward-looking statements which include, but are not limited to, statements regarding the group's future plans. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested above. The parties issuing the release undertake no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.